Information contained herein, marked with [***], is being filed pursuant to a request for confidential treatment.
                                                                   Exhibit 10.33



                                Dated 5th July 1996




             WUHU SHAODA ELECTRIC POWER DEVELOPMENT COMPANY LIMITED



                                       And





                   ANHUI PROVINCIAL ELECTRIC POWER CORPORATION








            PHASE IV OF WUHU POWER PLANT OPERATION & OFFTAKE CONTRACT


                   Portions of this exhibit have been omitted
                    pursuant to a request to the Securities
               and Exchange Commission for confidential treatment

            This Contract has been entered into on 5th July, 1996 by and

            BETWEEN

            Anhui Provincial Electric Power Corporation ("Anhui Power"); and

            Wuhu Shaoda Electric Power Development Company Limited (hereinafter referred to as the "Joint Venture")

            IT IS HEREBY AGREED as follows:


            ARTICLE 1.          DEFINITIONS

                      With respect to this Contract the following expressions shall have the meanings set forth below:

            1.1 "Actual Completion Date" shall mean, as defined in the EPC Contract, in respect of any Unit, the date on which such Unit has successfully completed its 72-hour and 24-hour trial operation and other tests required by applicable laws and regulations in China and such completion has been certified by the engineering consultant approved by the US$ Creditor(s).

            1.2 "Annual Generation Plan" shall mean the annual generation plan compiled in accordance with Article 6.2.

            1.3 "Approved Operating Costs" shall mean the portion of the Electricity Fee deemed by the relevant price control authorities to be attributable to the operating and fuel costs of the Power Plant.

            1.4 "Approved Swap Agreement" means an agreement with respect to the exchange of payments representing interest rates entered into by the Joint Venture in compliance with and according to the terms of the US$ Senior Loan Contract.

            1.5 "Responsibility of the Joint Venture" has the meaning set forth in Article 8.3.

            1.6 "Cost Component of the Joint Venture" shall mean, in respect of any period, the portion of the Electricity Fee attributable to the payment of the administration and management expenses, insurance premium and expenses, taxes levied on the business transactions of the Joint Venture, auditor's fees, engineering consultant fees, advisory fees and all other fees of a similar nature incurred by the Joint Venture for such period.

            1.7 "Contract Completion Date" shall mean in respect of any Unit the date as defined in Article 5 of the EPC Contract in respect of such Unit.

            1.8 "Creditor" shall mean any creditor or legal entity providing financing pursuant to a Financing Contract.

            1.9 "Delivery Point" shall mean the measuring point at the high voltage side of the step-up transformer.

            1.10 "Electricity Sales Tax" or "EST" shall mean the Value Added Tax and surcharges levied against the Joint Venture by any State or local tax authorities in accordance with the Provisional Regulations of Value Added Tax of the People's Republic of China and the Rules of Implementation thereof, the Notice concerning the Regulations on Value Added Tax for Electricity Products published by the State Tax Administration, and/or other similar taxes of whatever name or according to any laws or regulations which replaced the above laws and regulations and/or any other value added or sales taxes (i.e. all taxes or surcharges charged against the Joint Venture on the amount of electricity sold by the Joint Venture or on the amount of any payments received by the Joint Venture).

            1.11 "Electricity Fee" shall mean in respect of any Unit for any 12 month period the Tariff for that 12 month period as approved by the pricing control authority multiplied by the Minimum Purchase Quantity of such Unit for such 12 month period.

            1.12 "Financing Contract" shall mean any contract entered into by and between the Joint Venture and one or more Creditors by which the Joint Venture is to obtain, inter alia, construction funds for the Power Plant, including the US$ Senior Loan Contract, the US$ Subordinated Loan Contract and the RMB Loan Contract.

            1.13 "FX Financing Contracts" shall mean the US$ Senior Loan Contract, US$ Subordinated Loan Contract, all security and other documents entered into by the Joint Venture pursuant to the terms of the US$ Senior Loan Contract and all Approved Swap Agreements (if any) and any other agreement pursuant to which the Joint Venture incurs foreign exchange obligations in connection with the planning, arrangement, construction, operation or management of the Power Plant and which has been entered into by the Joint Venture in compliance with the terms of the US$ Senior Loan Contract and US$ Subordinated Loan Contract.

            1.14 "Joint Venture Contract" shall mean the contract entered into on 12 February 1996 for the establishment of the Joint Venture and the development of the Power Plant, as amended from time to time.

            1.15    "KWH" shall mean Kilowatt Hour.

            1.16 "Minimum Purchase Quantity" or "MPQ" shall mean, unless otherwise specified, the Minimum Purchase Quantity of each Unit of the Power Plant for a 12 month period and shall have the meaning stipulated in Article 2.2.

            1.17    "Month" shall mean calendar month.

            1.18 "Power Grid" shall mean the electricity transmission grid in Anhui Province.

            1.19 "Operation Services" shall mean the services in respect of the management, operation and maintenance of the Power Plant to be performed pursuant to Article 4.

            1.20 "Power Plant" shall mean the Power Plant which will be built, designed, constructed, commissioned and completed in Wuhu City, Anhui Province, People's Republic of China, consisting of 2 x 125 MW coal-fired generating units and all buildings, equipment and machines, including but not limited to the transmission facilities linking the Power Plant to the Power Grid, office and other auxiliary buildings, coal and ash handling facilities, civil works and marine works in accordance with the terms and conditions of the Joint Venture Contract and the EPC Contract.

            1.21 "Power Plant Force Majeure" shall have the meaning as defined in Article 12.1.

            1.22 "EPC Contract" shall mean the contract entered into by and between the Joint Venture and Anhui Power for the purpose of the overall engineering, procurement and construction of the Power Plant.

            1.23 "Pre-Operation Services" shall mean the services to be performed in relation to each Unit before such Unit comes into operation as detailed in Article 4 and Appendix III.

            1.24 "Renminbi" and "RMB" shall mean the lawful currency of the People's Republic of China.

            1.25 "RMB Equity Return Portion" shall mean the portion of the Electricity Fee attributable as profits payable to Parties C and D under the Joint Venture Contract in respect of the relevant 12 month period.

            1.26 "RMB Financing Portion" shall mean the portion of the Electricity Fee to enable the Joint Venture to repay the principal and interest due and payable on any RMB debt of the Joint Venture in respect of the relevant 12 month period.

            1.27 "Tariff" shall mean the on-grid tariff per KWH of electricity purchased by Anhui Power and approved by relevant Chinese authorities. The tariff shall be adjusted in accordance with Article 7.

            1.28 "Tariff Commencement Date" for Unit I shall mean the earlier of (a) the Actual Completion Date of Unit I and (b) the date falling six months after the date of the US$ Senior Loan Contract and for Unit II shall mean the earlier of (a) the Actual Completion Date of Unit II and (b) the date falling twelve months after the date of the US$ Senior Loan Contract.

            1.29 "Termination Payment" shall mean an amount in RMB which, when received by the Joint Venture and (where relevant) converted into US$ (and net of any associated costs payable by the Joint Venture) shall be the greater of (i) the expected revenue of the Power Plant net of operating and fuel costs over the period from the date of termination to the original scheduled expiry date of this Contract discounted for early receipt using a discount rate of ten per cent. per annum and (ii) an amount sufficient to discharge in full all obligations and liabilities (actual and contingent) of the Joint Venture in respect of (a) operating expenses of the Power Plant, (b) US$ Senior Debt Costs and (c) any other debt or liability of the Joint Venture which has not been effectively subordinated to the US$ Senior Debt Costs.

            1.30 "Termination Event" shall mean any Event of Default (as defined in the US$ Senior Loan Contract).

            1.31    "Unit" shall mean either Unit I or Unit II.

            1.32 "Unit I" shall mean the first unit of the Power Plant to be completed, together with the common facilities and all essential, auxiliary and service facilities.

            1.33 "Unit II" shall mean the second unit of the Power Plant to be completed, together with the common facilities and all essential, auxiliary and service facilities.

            1.34 "Unit Commissioning" shall mean, in respect of any Unit, the commissioning and bringing into operation and service of such Unit until the relevant Unit has successfully completed its 72-hr. and 24-hr. tests.

            1.35 "US Dollars" and "US$" shall mean the lawful currency of the United States of America.

            1.36 "US$ Equity Return Portion" shall mean the portion of the Electricity Fee attributable as profit to Parties A and B under the Joint Venture Contract in respect of the relevant 12 month period.

            1.37 "US$ Financing Component" shall mean the portion of the Electricity Fee to enable the Joint Venture to make all payments of principal, interest, indemnity amounts, fees, costs and expenses and other amounts due and payable under the FX Financing Contracts in respect of the relevant 12 month period.

            1.38 "US$ Senior Debt Costs" means all and any sums (whether principal, interest, indemnity amounts, fees, costs, expenses or other amounts) which are or will be at any relevant time due and payable, whether on their due date, on demand or howsoever, under any FX Financing Contract in each case as conclusively determined by the Facility Agent (as defined in the US$ Senior Loan Contract).

            1.39 "US$ Subordinated Loan Contract" means the agreement between the Joint Venture and AES China Holding (L) Company Limited for the provision of a loan of US$18,000,000 to the Joint Venture.

            1.40 "US$ Senior Loan Contract" means the agreement between the Joint Venture and certain Creditors for the provision of a loan of US$65,000,000 to the Joint Venture.

            1.41 "Year" shall mean a calendar year (from January 1st to December 31st).

            1.42 "Pre-Commercial Operation Period" shall mean in respect of each Unit the first 185 days after the Actual Completion Date of that Unit.

            1.43 "IIR" means the rate of interest which discounts the flow of revenue received by an investment so that the net present value of the cash flow is equal to the capital sum invested.

            1.44 "Interconnection Contract" means the contract dated the date hereof between the Joint Venture and Anhui Power providing for the Power Plant to be connected to the Power Grid.


            ARTICLE 2.          SALE AND PURCHASE OF ELECTRICITY

            2.1     Minimum Generation Quantity

                      2.1.1 In the first 365 days starting from the Actual Completion Date of each Unit, the Minimum Generation Quantity (MGQ1) for that Unit shall be 125,000 X 5,000 KWH

                      2.1.2    Thereafter the Minimum Generation Quantity
                               (MGQ2)for each Unit subsequent to the first 365 days (reduced pro rata if less than one year) is:

                               125,000 X 5,500 KWH

            2.2     Minimum Purchase Quantity

                      2.2.1 The Minimum Purchase Quantity (MPQ1) of each Unit for the first 365 days starting from the Actual Completion Date of that Unit is:

                               MGQ1 x (1-7.6%)

                      2.2.2 The Minimum Purchase Quantity (MPQ2) for each Unit thereafter (reduced pro rata if less than one year) is:

                               MGQ2 x (1-7.6%)

            2.3       Obligation to Take Electricity

                      Anhui Power shall:

                      (a) Take all electricity generated and available to be taken off from the Delivery Point by each Unit during the Unit Commissioning and interconnection thereof as and when it is generated in accordance with the program for Unit Commissioning of the Joint Venture;

[***] Filed separately with the Commission pursuant to a request for confidential treatment.


                      (b) from the Actual Completion Date of Unit I to the Actual Completion Date of Unit II, take electricity generated by Unit 1 in accordance with the Annual Generation Plan agreed under
                               Article 6, namely, MPQ1 x the number of days between the Actual Completion Dates of the two Units/365 days; and

                      (c) from the Actual Completion Date of Unit II until the end of the Joint Venture term, take not less than the MPQ of both Units during each year (reduced pro rata if less than a year).

            2.4       Commissioning

                      The Joint Venture and Anhui Power shall consult with each other, as soon as practicable, on the proposed commissioning schedule, including testing dates, and Anhui Power shall notify the Joint Venture immediately on each occasion on which it will be ready to commence any such test.

            2.5       Steady Electricity Generation

                      Within the allowed range of the Power Grid, Anhui Power shall ensure that the Power Plant is always kept running at a load at which the Power Plant may be operated in a stable condition in accordance with all relevant regulations and rules of China including without limitation those issued from time to time by the Ministry of Electric Power or other competent authority.

            2.6       Steady Electricity Offtake

                      Anhui Power shall maintain a steady offtake of electricity from the Power Plant.

            2.7       Offtake During Pre-Commercial Operation Period

                      The first 185 days after the Actual Completion Date of each Unit shall be the Pre-Commercial Operation Period of that Unit. Anhui Power shall offtake the electricity generated during the Pre-Commercial Operation Period by each Unit and make payment therefor at on-grid Tariff (as determined under Article 7) and enable the Unit(s) to start and shut down for load adjustments. The Joint Venture shall compensate Anhui Power on the basis of [***] on-grid electricity. Such compensation shall be part of the generation cost of the Power Plant and form part of the projected operating costs.


            ARTICLE 3.          DELIVERY OF ELECTRICITY

            3.1       Delivery Point

                      When electricity is delivered through the Delivery Point to the Power Grid, it shall be deemed to have been received by the Power Grid.

            3.2       Measurements and Records

                      The quantities of electricity delivered shall be measured and recorded in accordance with the provisions of Article 5 of the Interconnection Contract. Such measurements and record shall, in the absence of manifest error and omission, be conclusive and final. Anhui Power and the Joint Venture shall consult with each other to determine the procedure for further verification relating to the above which may, from time to time, be considered necessary.

            ARTICLE 4.          OPERATION OF THE POWER PLANT

            4.1       Entrusting Anhui Power as Operator

                      The Joint Venture appoints Anhui Power as operator (Operator), and Anhui Power accepts the appointment to act as Operator in connection with the management, operation and maintenance of the Power Plant. The role of the Operator includes the obligation to perform the Pre-Operation Services, Operation Services (see Appendix III for details) and the obligation of coal supply to the Power Plant.

            4.2       General

            4.2.1 When performing the Operation Services, Anhui Power shall not cause the Joint Venture to breach any laws and regulations relevant to the operation of the Power Plant and the terms of any other contracts to which the Joint Venture is a party.

            4.2.2 Anhui Power shall operate the Power Plant in accordance with good industry operating practice for thermal power plants and carry out its Operation Services in order to achieve commercial interests of the Joint Venture as a priority;

            4.2.3 As part of the Operation Services, Anhui Power shall ensure that the Power Plant is regularly and properly maintained and overhauled so that it is able to generate the Minimum Purchase Quantity for both Units throughout the term of this Contract.

            4.3       Operation

                      Subject to compliance with Article 4.4 and with good operating practice for thermal power plants, from the Actual Completion Date of Unit I, Anhui Power shall use best efforts to keep the Power Plant operating at such capacity as may from time to time be necessary to meet the Power Grid's demand for electricity.

            4.4       Operation in Accordance with Design Specifications:

                      In order to ensure that the Power Plant operates safely and efficiently during both Units' designed operation period and to ensure that the Power Plant does not encounter avoidable breakdowns, damage or deterioration throughout the period for which it has been designed to operate, the Power Plant must be operated in accordance with its operating manuals so as not to exceed the limitations on operation recommended by the equipment manufacturer.

            4.5       Scope of Entrustment

                      Anhui Power shall be responsible for the operation, management and maintenance of the 2 x 125 MW Units and its ancillary facilities and for supplying sufficient fuel to the Power Plant.

            4.6       Pre-Operation Services

                      Anhui Power shall:

                       (a) perform the services necessary to prepare the Power Plant to commence operations and provide on-job training of the operation staff;

                       (b) provide the necessary staffing and resources to the Joint Venture to enable the Joint Venture to perform its obligations with respect to the Power Plant construction and the commissioning of the Units. The related expenses shall be included in the Project Budget as stipulated in Appendix I of the EPC Contract;

                      (c) provide such advice and support to the Joint Venture in connection with the construction of the Power Plant and the commissioning of the Units as may be reasonably expected to be within the scope of Anhui Power's qualifications, competence and experience, and as the Joint Venture may reasonably request; and

                       (d) provide the other Pre-Operation Services, as detailed in Appendix III.

                              The obligations of Anhui Power in relation to the Pre-Operation Services for each Unit will commence upon execution of this Contract and remain in effect until discharged by the end of the Defects Liability Period (as defined in the EPC Contract).

            4.7       Operation Services

                      Upon and after the Actual Completion Date of each Unit, Anhui Power shall provide the following Operation Services throughout the continuance of this Contract to such Unit as follows:

                       (a) perform all its duties and obligations in relations to the Power Plant operation, so as to fulfil Anhui Power's obligations under this
                              Article 4; and

                      (b) provide such advice and support to the Joint Venture in connection with the operation of the Power Plant as may be reasonably expected to be within the scope of Anhui Power's qualifications, competence and experience, and as the Joint Venture may reasonably request.

                       (c) provide the other Operation Services, as detailed in Appendix III.

            4.8       Coal Supply

                      4.8.1 Anhui Power is responsible for the coal supply to the Power Plant according to the specifications set forth in Appendix IV hereof, and shall deliver coal to the Power Plant's coal yard so as to ensure that the Power Plant has sufficient coal at all relevant times as may be necessary to generate the Minimum Generation Quantity for both Units as set out in Article 2.1.

                      4.8.2 Before the Actual Completion Date of each Unit, Anhui Power shall provide fuel oil, coal, chemicals, consumables and personnel needed for commissioning of the Unit during the trial operation period which expenses have been included in project budget set out in Appendix I of the EPC Contract.

            4.9       Plans and Budget

                      Anhui Power shall consult and agree with, and submit to the Joint Venture before the end of each year the generation plan and the annual budget of the generation and operating cost of the Power Plant for the next year.

            4.10      Information

                      Anhui Power shall periodically provide information related concerning the operation of the Power Plant and the carrying out of the Pre-Operation Services and the Operation Services to the Joint Venture. Anhui Power shall provide the Joint Venture with periodic reports and send copies of the reports to each party to the Joint Venture Contract and the Engineering Consultant referred to under the EPC Contract. The reports shall include financial and operation statements. (For details, see Appendix III, Section 5).

[***] Filed separately with the Commission pursuant to a request for confidential treatment.


            4.11      Key Personnel

                      After consulting with the Joint Venture, Anhui Power shall nominate a qualified, competent and experienced person to act as Plant Manager, who shall not be replaced without prior consultation with the Joint Venture. If the Plant Manager resigns, or is dismissed or is otherwise unable to perform his duties, Anhui Power shall promptly consult with the Joint Venture, and shall promptly appoint another qualified, competent and experienced person to fill the vacancy.

            4.12      Sub-Contracting

                      4.12.1   Anhui Power shall not delegate or
                               subcontract the entire Pre-Operation Services or the Operating Services to any third party.

                      4.12.2   Subject to Article 4.12.1 hereof, Anhui
                               Power may subcontract part only of the
                               Pre-Operation Services or the Operation Services to specialists or other subcontractors as are necessary to enable it to fulfil its obligations. Such subcontracting shall not relieve Anhui Power from any of its duties, obligations and liabilities under this Contract. Anhui Power shall be fully responsible for the actions and breaches of all subcontractors as if they were its own actions and breaches.

            4.13      Strict Obligations

                      Anhui Power's obligations under this Contract are strict obligations. Anhui Power shall not be relieved from any of its obligations under this Contract by reason of any exercise or non-exercise, or delay in exercise, by the Joint Venture of any or all of its powers or rights under this Contract.


            Article 5.          OPERATION DUTIES

            5.1       General

                      The Joint Venture shall provide assistance and advice in connection with the placing of the insurance identified in
                      Article 11 which shall be effected by Anhui Power on the behalf of the Joint Venture.

            5.2       Working Capital

                      The Joint Venture shall be required to provide to Anhui Power a [***] working capital prior to the Actual Completion Date of Unit 1.

                      During the operational period Anhui Power shall be responsible for arranging and obtaining any necessary additional working capital on its own account as required and the interest expenses incurred in connection therewith shall be counted as part of the cost of generation. The Joint Venture shall provide Anhui Power with assistance in the arrangement of such loans but shall not be obliged to advance, or procure the advance of, or to guarantee or otherwise incur any liability (contingent or actual) in respect of any advance by a third party of, any funds to Anhui Power.

            5.3       Limitation of Liabilities and Mitigation

                      5.3.1 If the Power Plant cannot generate electricity because of a Power Plant Force Majeure event Anhui Power shall use all efforts to resume operation of the Power Plant at full capacity as soon as possible.

                      5.3.2    Obligations of Anhui Power

[***] Filed separately with the Commission pursuant to a request for confidential treatment.


                               On and from the Actual Completion Date of each Unit, Anhui Power shall be fully responsible for ensuring that that Unit generates its Minimum Purchase Quantity. If the relevant Unit cannot generate its Minimum Purchase Quantity, the resulting shortfall in generation shall be compensated by Anhui Power. Anhui Power's liability under this Article 5.3.2 shall only be relieved within the limit of this Contract due to the liability of the Joint Venture or Power Plant Force Majeure in accordance with and pursuant to
                               Article 8.5.

            5.4       Payments for Pre-Operation Services

                      In order to enable Anhui Power to carry out the Pre-Operation Services pursuant to Article 4.6, the Joint Venture shall pay the Pre-operation service fees to Anhui Power. Pre-operation services fees are included in the Project Budget in Appendix I of the EPC Contract.

            5.5       Payment for Operation Service

                      In order to enable Anhui Power to carry out the Operation Services pursuant to Article 4.7, the Joint Venture shall pay Anhui Power a monthly management fee, calculated at a rate of [***] of on-grid power after the Pre-Commercial Operation Period of each Unit. Such fee will be counted as part of the generation cost of the Power Plant and form part of the projected operating costs.

            5.6       Payment - General

                      Anhui Power shall only be entitled to receive from the Joint Venture the amounts expressly provided for under this Contract.


            Article 6.          EXCHANGE OF INFORMATION

            6.1 Preparation of Operation Plans: In order to ensure that the Power Plant operates efficiently at all times, according to Article 4.4, Anhui Power shall:

                      (a) compile a preliminary operation plan no later than the end of July of each year, and specify:

                               (i)     the Power Plant's projected average
                                       operation load for the succeeding year;

                               (ii) the projected periods during which each Unit may be shut down for overhaul, repair and maintenance in the succeeding year; and

                      (b) hold regular meetings with the Joint Venture regarding the offtake obligations and electricity demands so that, subject to the above provisions, Anhui Power can amend the relevant operation schedule mentioned above if necessary, but without prejudice to the Tariff or the MPQ of any Unit.

            6.2       Annual Generation Plan

                      Anhui Power shall, no later than November of each year, finalize and submit to the Joint Venture the Annual Generation Plan for the Power Plant for the succeeding year.

            6.3       Change in Load Level

                      After the Actual Completion Date of each Unit, generation of electricity from such Unit shall comply with the central scheduling and dispatch requirements for Anhui Province (For details, see the Interconnection Contract). The Power Plant must be operated in accordance with the provisions of Article 4 and with good thermal power plant operation practice.

            6.4       Exchange of Information

                      6.4.1 Anhui Power shall promptly notify the Joint Venture of the occurrence if it becomes aware that the maximum generating capacity of the Power Plant is insufficient to meet the scheduled operating load of the Power Plant.

                      6.4.2 Anhui Power and the Joint Venture shall hold regular meetings to discuss and resolve any problems so as to ensure the smooth operation of the Power Plant and the smooth offtake of electricity therefrom.


            Article 7.          Price and Terms of Payment

            7.1       The Calculation and Approval of the Tariff

                      During the term of this Contract the Tariff in any one year shall, assuming that each Unit of the Power Plant delivers its Minimum Purchase Quantity, be sufficient to enable the Joint Venture to pay the Power Plant's operating costs (including but not limited to fuel cost), all amounts payable by the Joint Venture in that year in respect of US$ Senior Debt Costs (including principal, interest, fees and maintaining any retention/reserve amounts required pursuant to the US$ Senior Loan Contract) all amounts payable by the Joint Venture in that year in respect of any other US$ loans and/or RMB loans, fees and losses on conversion in foreign exchange, necessary expenses of the Joint Venture, taxes to be paid, the Joint Venture reserves and the investors' anticipated return on equity of the Joint Venture and, for this purpose, where any such amount is denominated in a currency other than RMB, the applicable part of the tariff payment shall equal an RMB amount that, after conversion into the applicable foreign currency will enable the Joint Venture to discharge the relevant amount. Anhui Power and the Joint Venture will estimate and agree these costs in consultation with the Facility Agent, and the Joint Venture will submit the agreed proposed Tariff in respect of the level of which it shall previously have consulted with the Facility Agent to the relevant pricing authorities for approval. The proposed on-grid Tariff will be estimated in this manner and submitted for adjustment on an annual basis.

            7.1.1     Components of the On-Grid Tariff

                      RMB Portion:
                      Loan principal
                      Reasonable profit
                      Salaries
                      Unforeseeable costs
                      Financing costs
                      Water costs
                      Materials
                      Repairs
                      Fuel
                      Depreciation
                      Taxes
                      Entrusted operation and management fees
                      Other expenses

                      US$ Portion:
                      Loan principal (of both the US$ Senior Loan and US$ Subordinated Loan)

[***] Filed separately with the Commission pursuant to a request for confidential treatment.


                      Financing costs (including interest, fees, realised
          ` foreign exchange losses, other financing costs etc) any amount required to fill the Dollar Retention Account to the Dollar Retention Amount (as defined in the US$ Senior Loan Contract)
                      Reasonable profit
                      Other expenses

            7.1.2     Approval of the On Grid Tariff:

                      The on-grid tariff submitted for approval shall be calculated on the basis of 5,500 hours of annual utilization of each Unit of generating equipment; in the first year after the Actual Completion Date of each Unit, the on-grid tariff submitted for approval will be calculated on the basis of 5,000 annual utilization hours of each Unit.

                      Without limiting the foregoing, the estimated on-grid tariff shall be:

                      (a) based on, among other matters, the loan repayment period of 7 (seven) years (including construction period) under the US$ Senior Loan Contract and ten years under the US$ Subordinated Loan Contract and the RMB Loan Contract, the loan interest rate and other costs and the after tax IRR of [***] since the date of contribution of the registered capital; and

                      (b) adjusted via adjustment accounts to compensate for unforeseeable increase in costs resulting from changes in fuel, interest rate, exchange rate, tax expenses and other factors

            7.1.3     Adjustment of On-Grid Tariff:

                      Before the end of each year, the Joint Venture shall estimate and apply for the on-grid Tariff of the next year according to the mechanism and taking into account all the factors set out in this Article 7.1.

            7.1.4     On-Grid Tariff:

                      The Joint Venture will be responsible for estimating the proposed on-grid Tariff for each Year and submitting the annual application to the relevant pricing authorities in Anhui Province for approval. Anhui Power shall provide such assistance and information as the Joint Venture may require.

            7.1.5 Composition of the Sales Tariff from the Power Grid to end-users:

                      (a) electricity supply costs (including purchase costs)

                      (b)      reasonable profit

                      (c) interest and principal repayments for the associated transmission project

                      (d)      taxes


            7.1.6     Approval of the Sales Tariff:

                      Anhui Power will be responsible for estimating the sales tariff and submitting the application to the relevant pricing authorities in Anhui Province for approval.

            7.1.7     Adjustment of Sales Tariff:

[***] Filed separately with the Commission pursuant to a request for confidential treatment.



                      The sales tariff will be adjusted annually according to the same principle for adjusting the on- grid tariff.

            7.2       Generation before the Actual Completion Date:

                      All electricity generated by either Unit I or Unit II before the relevant Tariff Commencement Date will be delivered to Anhui Power free of charge while its operating and fuel costs shall be borne by Anhui Power.

            7.3       Payment for Minimum Purchase Quantity:

                      Notwithstanding any other provision of this Contract, as the strict liability of Anhui Power, irrespective of whether the Actual Completion Date of either Unit has occurred and as an unconditional obligation, Anhui Power shall:

            (a) from the Tariff Commencement Date of Unit I to the Tariff Commencement Date of Unit II, pay the Electricity Fee of Unit I on a monthly basis in the proportion specified in Appendix I, and

            (b) from the Tariff Commencement Date of Unit II pay the Electricity Fee of both Units on a monthly basis in the proportion specified in Appendix I.

                      Every payment shall be made to the Joint Venture not later than the end of the following calendar month and made to a bank account designated by the Joint Venture.

            7.4        Financial Arrangements

            7.4.1 The Joint Venture and Anhui Power shall make an estimate of on-grid price and cost prior to the beginning of each year pursuant to Article 7.1 and after submitting it to the competent pricing authorities of Anhui Province for approval, shall determine, in accordance with the requirements of the US$ Senior Loan Contract, projected unit operating cost of the on-grid price of that year. The projected unit operating cost shall include unit operating and fuel cost and other unit costs as described in Table 2 of Appendix I hereto and as approved by the Joint Venture in compliance with its obligations under the US$ Senior Loan Contract.

                      After review by the relevant price control authorities, the portion of the projected operating costs of the type set out in Table 2 of Appendix 1 approved for inclusion in the Tariff for a particular Year shall be the Approved Operating Costs for that Year. The Joint Venture shall calculate the exact level of the Approved Operating Costs, the Approved Operating Cost per KWH and the AOC Percentage for that Year. The AOC Percentage is:

                       Approved Operating Cost per KWH x [***] %
                       ---------------------------------------
                                       Tariff

             7.4.2 It is agreed that, as operator of the Power Plant, Anhui Power shall be responsible to satisfy all operating costs of the Power Plant (including fuel costs and other costs specified in Table 2 of Appendix
                      I) and Anhui Power shall indemnify the Joint Venture in respect of every loss, cost, liability or expense which the Joint Venture may suffer or incur as a consequence of any failure by Anhui Power to fulfil its obligations hereunder. The Approved Operating Cost shall be deducted from the Electricity Fee. The deduction shall be by retention of the AOC Percentage from each payment to be made under this Contract by Anhui Power. Anhui Power shall not be entitled to make such deduction if:-

[***] Filed separately with the Commission pursuant to a request for confidential treatment.


                      (a) an Event of Default or prospective Event of Default (each as therein defined) has occurred under the US$ Senior Loan Contract; or

                      (b) Anhui Power is in breach of any of its obligations under this Contract.

                      The remainder (after deduction if applicable) is payable to the bank account designated by the Joint Venture.

            7.4.3 The Joint Venture will be responsible for converting relevant parts of the Electricity Fee to foreign currencies to enable the Joint Venture to meet its obligations denominated in foreign currencies. By request from the Joint Venture, Anhui Power shall provide reasonable assistance to Joint Venture with respect to said foreign exchange conversion and obtaining the necessary approvals.

            7.5       Electricity Generation in Excess of Minimum Purchase
                      Quantity:

            7.5.1 Anhui Power shall purchase the electricity generated in excess of the Minimum Purchase Quantity for both Units at the on-grid tariff. The income from this excess electricity net of the AOC Percentage (provided that the conditions in Article 7.4.2(a) and (b) are satisfied - if such conditions are not satisfied such income shall be paid gross) shall first be paid to the Joint Venture and shall be applied by the Joint Venture in satisfaction of any shortfall in Electricity Fee, consequent upon the application of Article 8.5.2. To the extent there is any remaining surplus:

                      (a) In the first 365 days after the Actual Completion Date of each Unit 30% of such surplus shall be paid to Anhui Power as incentive payment for taking electricity in excess of 10,000 utilisation hours (cumulative both Units).

                      (b)      For each year afterwards:

                               (i) [***]% of such surplus will be paid to Anhui Power as incentive payments for the portion in excess of 11000 hours if both Units achieve between 11000 and 13000 utilization hours in aggregate;

                               (ii)    [***]% of such surplus will be the
                                       incentive payments to Anhui Power for the portion in excess of 13000 hours if both Units achieve more than 13000 utilization hours in aggregate;

                               (iii) Any remaining amount will be retained by the Joint Venture.

                      If pursuant to Appendix 1 a refund is due to Anhui Power at the end of any Year, this shall be refunded by the Joint Venture within 60 days following the end of the relevant Year. Provided that the Joint Venture shall not be obliged to make this refund at that time if, and for so long as, this would jeopardise its ability to make payments under the US$ Senior Loan Contract, US$ Subordinated Loan Contract and in respect of other unsubordinated debt or liability of the Joint Venture as they fall due.

            7.6       Invoices and Payments

            7.6.1 Anhui Power shall provide to the Joint Venture the preceding months financial report for each Unit before the 14th day of each month, and shall exchange the accounts records with each other so that, after the approval of the Joint Venture, such records will be used as the basis for making account books.

            7.6.2 Anhui Power shall provide to the Joint Venture annual financial statements for each Unit within 60 days after the end of each year.

[***] Filed separately with the Commission pursuant to a request for confidential treatment.



            7.6.3 The Electricity Fee, net of Approved Operating Costs (where permitted as set out in Article 7.4.2) shall be paid in full in accordance with the payment schedule set out in Appendix I without any other deduction, set-off or withholding of any nature whatsoever. If any withholding is required by law, Anhui Power shall at the same time pay to the Joint Venture such additional amounts as will ensure that the Joint Venture receives the full amount of the Electricity Fee on the due date as if such deduction or withholding had not been made.

             7.6.4 Notwithstanding any other provision of this Contract Anhui Power's obligation to pay the Electricity Fee in accordance with this Article 7 and the Joint Venture's right to receive such amounts are independent of the Power Plant and production or dispatch therefrom and the calculation and receipt by Anhui Power of the sales tariff from the grid to end-users and any other matter or circumstance whatsoever (except as and to the extent that relief has been expressly provided for in Article 8.5.2) and Anhui Power's payment obligations hereunder are absolute, unconditional and independent of any other dealings between the parties or any other matter or circumstance whatsoever.

            7.6.5 If Anhui Power cannot fulfil its payment obligations on the date specified in this Contract, it shall pay to the Joint Venture a late payment penalty calculated at [***]% of the delinquent amount of payments per day on an accumulative basis.


            Article 8.          CAUSE OF FAILURE TO GENERATE

            8.1       Determining the Causes

                      The following procedure shall be used to determine whether any failure to generate electricity was caused by a Power Plant Force Majeure event, or is the responsibility of Anhui Power, or the responsibility of the Joint Venture.

            8.1.1 The Joint Venture and Anhui Power shall, acting through their respective technical consultants, endeavor to reach agreement on the cause for failure to generate electricity. Any such agreement shall be binding to all parties.

            8.1.2 If no agreement can be reached within 14 days after the day on which all parties were notified, then either party may request an expert, mutually agreed upon, from a third party, to make a decision which, when made, shall be binding on all parties.

                      Pending the decision Anhui Power shall make payments under
                      Article 8.5.2 as if the cause of the occurrence were Power Plant Force Majeure. If it is subsequently determined that the cause was Anhui Power's Responsibility, Anhui Power shall forthwith pay the difference between the payments it would have made but for this paragraph and the payments actually made by Anhui Power pursuant to this paragraph, to the Joint Venture.

            8.2       Responsibility of Anhui Power

                      If the cause for failure to generate is not Power Plant Force Majeure event or the Responsibility of the Joint Venture, then Anhui Power is liable for the cause.

            8.3       Responsibility of the Joint Venture

                      Responsibility of the Joint Venture means that the Joint Venture failed to perform its obligations under this Contract.

            8.4       Power Plant Force Majeure (as defined in Article 12.1).

            8.5       Adjustment of MPQ

            8.5.1 Planned Outages: Each Unit of the Power Plant may be shutdown for a period or periods not exceeding, in aggregate:-

                       (a) Forty-five days for each Unit in each third Year in which a major overhaul will take place; and

                       (b)   twenty-two days for each Unit in each Year,

                      for the purposes of repair and maintenance, provided that, subject to Article 8.5.2, any such shutdown or other failure to dispatch shall not affect Anhui Power's obligation to pay the Electricity Fee in accordance with
                      Article 7.

             8.5.2 Unplanned Outages: If in any Year any Unit is shutdown or fails to generate for a period in excess of that specified in Article 8.5.1 and it is determined in accordance with Article 8 that the cause of such shutdown or failure is the Responsibility of the Joint Venture or is caused by Power Plant Force Majeure, the proportionate part of the MPQ attributable to the period of shutdown or other non-generation shall be reduced by a proportion which is equal to the proportion which the US$ Equity Return Portion plus the RMB Equity Return Portion bears to the aggregate Electricity Fee in the relevant period. In no event shall any reduction in the Electricity Fee be such as to result in the Electricity Fee less the Approved Operating Costs for the relevant period being insufficient to enable the Joint Venture to pay its entire US$ Senior Debt Costs and any other financing costs for the relevant period.

            8.5.3 Prior to the Joint Venture unconditionally satisfying its obligations under the US$ Senior Loan Contract, the payments to be made by Anhui Power under this Contract for MPQ of the two Units shall be on the basis of an 11,000 integrated working hours of such Units. After the Joint Venture has unconditionally satisfied its obligations under the US$ Senior Loan Contract, the parties shall agree upon the working hours, taking into account the conditions of the Power Grid and the Tariff, so as to achieve the anticipated rate of return.


            Article 9.          PREPARATION TO INTERCONNECT TO GRID

            9.1       Interconnection to the Power Grid:

            9.1.1 Anhui Power shall guarantee that the Power Plant is interconnected to 220KV transmission network of the Power Grid by the Tariff Commencement Date of Unit I.

            9.1.2 The Power Grid shall be capable of providing the Power Plant with sufficient quantities of electricity power as required for the performance of the commissioning tests and start up without delay or restriction, for the performance of the synchronizing of each Unit without delay or restriction and for the Power Plant to transmit all electricity produced during Unit Commissioning and to transmit continuously the maximum output of electricity generated by each Unit.

            9.2       Liability of Anhui Power

                      If the Power Plant is not interconnected with the Power Grid by the Tariff Commencement Date of Unit I, or is not available for use in accordance with the requirements as described in Article 9 hereof, then the failure of the Power Plant to generate electricity shall be deemed to be Anhui Power's responsibility.

                      Anhui Power must purchase all electricity delivered from the Delivery Point and pay according to Article 7.

            9.3       Liability of the Joint Venture

                      The Joint Venture shall be at fault if it fails to make any required payment under and in accordance with the EPC Contract and this results in the Power Plant not being interconnected with the Power Grid.


            Article 10.         INDEMNITY

                      If a party to this Contract is in breach of its obligations under it, the breaching party shall bear responsibility for and shall indemnify and hold the non-breaching party harmless from and against any loss or damage, cost, liability or claim against the non-breaching party, and all expenses relating thereto, including, but not limited to, legal fees and expenses, which may be suffered by the non-breaching party, due to the other party's breach of its obligations under any relevant contract including but not limited to this Contract and the Interconnection Contract.


            ARTICLE 11.         INSURANCE

            11.1      Insurance from Joint Venture

                      The Joint Venture shall maintain and obtain such insurance in respect of the construction and operation of the Power Plant (including, but not limited to, those specified in Appendix 5) in the name of the Joint Venture as required by the FX Financing Contracts. The insurance expense shall be counted as part of the cost of electricity generation.

            11.2      Insurance from Anhui Power

                      Anhui Power shall obtain and maintain insurance, in its own name, and shall be responsible for any liability relating to workers and staff and as required by the relevant laws of China. The insurance expense shall be passed through to the Tariff as part of the cost of electricity generation.

            11.3      Policies and Claims

                      Anhui Power shall comply with all requirements of such insurance and shall provide the Joint Venture with all information and assistance within its capacity to aid the Joint Venture in making any claims under insurance carried and maintained under Article 11.1 and in processing claims under its insurance. Anhui Power shall promptly notify the Joint Venture of the occurrence of any accident or other event covered by or affecting the insurance.


            ARTICLE 12.         OCCURRENCE OF POWER PLANT FORCE MAJEURE

            12.1    Power Plant Force Majeure means any of the following events:

            (a)     war, hostility or insurrection;

            (b)     plague or other epidemics;

            (c)     fire;

            (d)     lightning;

            (e)     earthquake; or

            (f) damages to property as a result of the operation of the forces of nature, including natural calamities, and which an experienced power plant operator or electricity supplier, as the case may be, could not foresee;

            which, in each case;

            (i)       occurs within the boundaries of the Power Plant; and

            (ii)      prevents the Power Plant from generating electricity; and

            (iii) cannot be prevented by any effort according to the good operating practices for thermal power plants.

            12.2      Notification

                      If an event of Power Plant Force Majeure occurs at any time, Anhui Power shall, as soon as possible, notify the Joint Venture of such event. Together with such notification, Anhui Power shall present its proposals to mitigate the effects of such event of Power Plant Force Majeure.

            12.3      Consultation

                      Anhui Power and the Joint Venture shall as soon as possible consult with each other with the object of maintaining economic production of electricity by the Power Plant and minimizing any occurrence of expenses and disruption.

            12.4      Mitigation

                      Anhui Power shall use its best efforts to overcome the effects of the event of Power Plant Force Majeure.


            ARTICLE 13.         SPECIFICATION OF COAL

            13.1      Coal Must Comply with Specifications

                      Anhui Power shall ensure that each of the deliveries of coal supplied to the Power Plant shall comply with all of the specifications set forth in Appendix IV.

            13.2      Coal Analysis on Delivery

                      When each load of coal is delivered at the Power Plant, the coal shall, at the cost of Anhui Power (which shall form part of the operating expenses), be weighed and analyzed based on the condition when payment is made in accordance with the procedures set forth in Measurement Standards Bureau of P.R.C. standards: (1) ((GB475-83)) Sampling Process for Commercial Coal: (2) ((GB474-83)) Coal Sample Making Process: and (3) ((GB212-91)) The industrial Analysis Process of Coal (or such other equivalent internationally accepted standards as the Parties may agree).


            ARTICLE 14.         NOTICES

            14.1      Address for Notices

                      Under this Contract, each invoice, notice or other document to be sent by each party by courier, mail or facsimile or delivered to other parties shall be in writing and sent or delivered to the other party at the following addresses:

                      (a)      Anhui Power:

                               No. 415 Wuhu Road
                               Hefei, Anhui, P.R.C. 230061
                               Facsimile: 0551-3633393
                                Receiver: Cheng Guangjie

                      (b)      The Joint Venture:

                               Commercial Office Building
                               West Huangshan Road
                               Wuhu, Anhui, P.R.C. 241000
                               Facsimile: 0553-3823224
                                Receiver: Wang Wudao

                      or other address as one party may have notified to the other party in writing from time to time.

            14.2      Delivery of Notices

                      Any such invoice, notice or other document:

                      (a) may be delivered in person to the relevant address on any day during the hours of 9.00 a.m. to 12.00 noon and 2.00 p.m. to 5.00 p.m. in an envelope. The envelope shall indicate on the front of it the subject matter of its contents and the envelope shall be marked for the attention of such officer or employee (if any) as the relevant party shall have notified to the other party for the purpose.

                      (b) if so presented for delivery, may be handed to any person then present at such address who will provide written notice of the receipt of the same; and

                      (c) if the person effecting delivery is unable to obtain such written acknowledgment within one hour of his arrival at such address, may be left there.

            14.3      Deemed Delivery

                      Any invoice, notice or other document delivered by hand shall be deemed to have been delivered and received if delivery is effected in accordance with Article 14.2. Any document sent by facsimile shall be deemed to be delivered on the working day after it is sent. Any document sent by mail shall be deemed to have been delivered three working days after it is mailed.


            ARTICLE 15.         MISCELLANEOUS

            15.1      Separate and Independent Contract

                      This Contract shall be construed as a separate and independent contract. If there is any conflict between this Contract and any other agreement between any of the parties relating to the same subject matter, the provisions of this Contract shall prevail.

            15.2      Language of Contract

                      This Contract shall be executed in Chinese and English. Both the English and Chinese versions of this Contract are of equal validity.

            15.3      Amendments

                      Any amendments to this Contract and/or the Appendices must be in writing and signed by the duly authorized representatives of the Joint Venture and Anhui Power and approved by the relevant authorities.

            ARTICLE 16.         TERMINATION IN ADVANCE

            16.1      Termination Events

                      Upon the occurrence of a Termination Event, Anhui Power shall be obliged to immediately pay to the Joint Venture the Termination Payment, whereupon the Joint Venture shall transfer all right, title and interest in the Power Plant to Anhui Power or to such other person as Anhui Power shall nominate and, without prejudice to any existing accrued rights of the parties, this Contract shall automatically terminate.

                      If the Parties do not, for whatever reason, within 60 days after the occurrence of a Termination Event, agree the amount of the Termination Payment or any component thereof, Anhui Power shall immediately pay to the Joint Venture on account of Termination Payment an amount equal to the amount certified by the Facility Agent (as defined in the US$ Senior Loan Contract) to represent its estimate of the amount which would be payable under item (ii) in the definition of Termination Payment. Such amount on account of Termination Payment paid by Anhui Power shall be applied first in or towards satisfaction in full of all amounts due under or in connection with the US$ Senior Loan Contract and shall be paid without prejudice to the rights and obligations hereunder of either the Joint Venture or Anhui Power to subsequently require or make any necessary adjusting payments between them once the amount of the Termination Payment is agreed between them.

            16.2      Termination by Agreement

                      Subject as provided in Article 16.1 neither party may terminate this Contract without the consent of the other or (in the case or an assignment by any party, whether by way of security or otherwise) the assignee of the other party. In any event this Contract shall not be capable of termination without the consent of the Creditors so long as the Joint Venture has any obligations, actual or contingent, pursuant to the FX Financing Contracts.


            ARTICLE 17.         Law and Dispute Resolution

            17.1      Governing Law

                      This Contract shall be governed and construed in accordance with the laws of China. If any disputes arise, they shall be settled according to the laws of China.

            17.2      Settlement of Disputes

                      Any disputes arising from the execution of or in connection with this Contract shall be settled through friendly consultations between the parties. In the event no settlement can be amicably reached through consultation within 60 days, the disputes shall be submitted to the China International Economic and Trade Arbitration Commission in Beijing for arbitration. The arbitration award shall be final and binding on all parties.


            ARTICLE 18.         EFFECT AND TERM OF CONTRACT

            18.1      Effect of Contract

            18.1.1 This Contract will come into effect on the date of execution by both parties.

            18.1.2 Copies of this Contract shall be submitted for record purposes to the appropriate authorities by Anhui Power.

            18.2      Term

                      This Contract shall remain in force until the expiration of the Joint Venture term or shall be extended for the same period as the period affected by Power Plant Force Majeure.


            Article 19.   Assignment

            19.1 Anhui Power hereby acknowledges and consents to the assignment by the Joint Venture of any or all of its rights and benefits under this Contract in favour of any Creditor(s).

            19.2 The terms "Anhui Power", "Joint Venture" and "Party" shall include their respective successors and permitted assigns.

            IN WITNESS WHEREOF, this Contract has been duly executed by the parties as of the date first above written.



            Signatories to this Contract

            Wuhu Shaoda Electric Power Development Company Limited

            Representative: [Signature Illegible]

            Date:_______________1996

                Witness: [Signature Illegible]


            Anhui Provincial Electric Power Corporation

            Representative: [Signature Illegible

            Date:________________1996

                Witness: [Signature Illegible]

[***] Filed separately with the Commission pursuant to a request for confidential treatment.



            Appendix I     Invoice Format

            Invoice for Electricity Fee Payment from Month:               Date:
            to Month:                                                     Date:
                                                       Date of Meter Recording:
                                                        Date of Table fill-out:

            This month is the ____ month of this quarter,

            The meter reading of the preceding month was ________,

            The meter reading of this month is ________.

            The portion of Electricity Fee for this month is ________, being the price determined pursuant to Article 7 of the Operation and Offtake Contract.

            The on-grid electricity of the first month of this quarter is _____

            The on-grid electricity of the second month of this quarter is ____

            The on-grid electricity of the third month of this quarter is _____

            Sum of money due ____________

            Balance due ___________

            Amount payable (sum of money due + balance due) ____________

                      Balance due = unpaid account of the amount payable for the preceding month + delinquency charge as referred to in Article 7.6.4

                      Payments Due:

                      (a) Payment due in respect of the 1st, 2nd, 4th, 5th, 7th, 8th, 10th and 11th months of each Year:


                                                [***]


                      (b) Payment due in respect of the 3rd and 9th month of each Year:


                                                [***]


                      (c)      Payment due in respect of the 6th month of each
                               Year:


                                                [***]


                      (d)      Payment due in respect of the 12th month of each
                               Year:


                                                [***]
            where

            AMPQ is the aggregate of the MPQ of both Units (it will be the MPQ of Unit I before the Tariff Commencement of Unit II);

            T is the Tariff;

            AOCP is the AOC Percentage (as determined under Article 7.4);

            A is the excess of actual generation (expressed in KWH) from the beginning of the 1st month to the end of the 6th month over one half of the AMPQ; (A may never be less than zero); and

            C is the excess of actual generation (expressed in KWH) in the Year over the AMPQ (C may never be less than zero).

            Table 2             Operation Cost of the Power Plant

1,      Fuel
2,      Power Offtake
3,      Water
4,      Salary
5,      Welfare
6,      Maintenance
7,      Other Costs
        Office Work
        Water
        Travel
        Heating
        Low-value Consumable Amortization
        Labor Protection
        Repairs
        Transportation
        Insurance
        Leasing
        Sewage
        The Worker Union Fee
        Staff Education
        Testing and Experiment
        External Service
        Technical Transfer
        Unemployment Insurance
        Reception
        Waste Ash Disposal
        Land Use
        Audit
        Consultant
        Afforestation
        Stock Products Loss, Damage and
          Abandonment
        Salary Review
        Guard and Fire Fighting

        Corporate Membership
        Water Conservancy Fund
        Price Adjustment Fund
        Entrusted O & M Fee
        Others
8,      Bank Charges
9,      Working Capital Adjustment
10,     Technical Renovation

            Appendix II         Metering and Recording of Power Output

            1 The KWH meter to record both active and reactive power quantity supplied by the Power Plant to Power Grid shall be located at the Breaker No. 1 and the Breaker No. 2 at the high voltage side of the step-up transformer of the Power Plant; the KWH meter to record power supply from Anhui Power Grid to the Power Station shall be located at the Breaker No. 3 at the high voltage side of the start-up transformer of the Power Plant.

            2 Under normal operation, power from the Power Plant to Power Grid shall be transmitted through the 220KV step-up substation of the Power Plant and the 220KV transmission line.

            3 The accuracy of metering equipment shall comply with accuracy standards for Class 1 metering equipment, namely:

                               Active Power Meter:                    Grade 0.5

                               Reactive Power Meter:                  Grade 2.0

                               PT:                                    Grade 0.2

                               CT:                                    Grade 0.2

                      The metering equipment shall be managed in accordance with Regulations for Management of Electric Power Meters, promulgated by the Ministry of Electric Power.

            4 Under normal operation, auxiliary power of the Power Plant shall be provided by the high-voltage station service transformer; in case of outage of the station service transformer, it shall be provided by the start-up transformer.

            5 Power transmitted from the Power Plant to Power Grid shall be calculated through the following formula:

                               Qg1 + Qg2

                      Among these, Qg1 is the active power volume supplied by the Power Plant to Anhui Electric Power Grid measured by KWH meter at the Breaker No. 1; Qg2 is the reactive power volume supplied by the Power Plant to Anhui Electric Power Grid measured by KWH meter at the Breaker No. 2.

            6 Power transmitted from Anhui Power Grid to the Power Plant shall be calculated as the active power quantity measured by KWH meter at the Breaker No. 3 at the high voltage side of the start-up transformer.

            7 The Joint Venture and Anhui Power shall jointly appoint a qualified institution to be responsible for recording of all KWH meters. At noon of the last day of each month or a time in the same day as agreed upon by the Parties, the Joint Venture and Anhui Power shall send representatives to the site to witness the recording. In case that any one Party is absent at such an agreed time, the Party present shall witness the recording alone, and the result of such recording shall be binding on both Parties.

            8 The Joint Venture and Anhui Power shall jointly appoint a qualified institution to calibrate all meters and their auxiliary parts every year. At the time when calibration takes place, the Joint Venture and Anhui Power shall send representatives to the site to witness the calibration. In case that any one side is absent at such an agreed time, the Party present shall witness the calibration alone, and the result of such calibration shall be binding on both Parties.

            9 If any Party finds, for some reason, that the above metering equipment may be inaccurate, that Party shall immediately notify the other Party of the situation. The inaccurate metering equipment shall be tested and recalibrated promptly. The power output at the time of metering inaccuracy shall be calculated at a temporary metering point determined by both Parties.

       Appendix III        Pre-Operation and Operation Services

       Part I      Pre-operation Services

                   Before the actual date of construction completion of the units, Anhui Power shall provide the following pre-operation services:

       1           Preparation for Operation

                   Anhui Power shall

       1.1 in consultation with the Joint Venture, draw out maintenance and the administrative management system for the Power Plant;

       1.2 three months prior to the full start-up and interconnection of the Unit I of the Power Plant, make out and submit to the Joint Venture operation and safety codes applicable to the Power Plant (Preliminary Version). Within three months after commencement of commercial operation of the Power Plant, the above codes shall be modified and observed during operation of the Power Plant. Copies of such codes shall be sent to the Joint Venture for file keeping purpose;

       1.3 develop a complete set of training program for the Power Plants O & M employees for them to become familiar with power plants and satisfactorily fulfil their responsibility. The training program shall include seminars, site visits, and training given by EPC contractors and equipment manufacturers. The training program shall be based on technical data and manuals provided by EPC contractors, including information about start-up, operation, basic maintenance, fire fighting and safety, etc.;

       1.4 in consultation with the Joint Venture, draw out criteria for recruitment of employees of the Power Plant, and recruit qualified and experienced employees according to such criteria;

       1.5 assist the Joint Venture in monitoring, operation and tests of the Power Plant;

       1.6 send to the Joint Venture and relevant operation management departments technical data and final drawings provided by EPC contractors, the original copy of which shall be kept in the safest place within the Power Plant;

       1.7 in consultation with the Joint Venture, draw out the list of all consumable, spare parts, tools and materials needed by the Power Plant, and purchase on behalf of the Power Plant the above things needed by the Power Plant during the first year of commercial operation;

       1.8 in consultation with the Joint Venture, draw out a detailed maintenance plan and methods for the first year of commercial operation of the Power Plant; in consideration of the rights and obligations of the Joint Venture, draw out an outline plan for the scheduled overhaul for the first four years of commercial operation.

       2           Start-up, interconnection, commissioning and tests

                   Anhui Power shall

       2.1 provide spare parts, consumable, fuel oil, water, coal and lubricants necessary for timely, safe and stable start-up of the Units;

       2.2 be responsible for implementing, and guaranteeing the Units to be in compliance with the interconnection conditions stipulated in Article 2 of the Interconnection Contract;

       2.3 provide qualified and experienced engineers in sufficient quantities to perform start-up, commissioning, interconnection and 72- hour and 24 hour performance tests of the Units;

       2.4 provide all necessary power for commissioning of the Power Plant (including power needed for start-up);

       2.5 record in detail and keep all the data of the start-up and performance tests of the Power Plant;

       2.6         provide other necessary services.

       Part II     Services and Operation

       1           Recruitment and training

                   Anhui Power shall

       1.1         guarantee to meet the manning requirement of the Power Plant;
                   in case of any vacancy, recruit qualified and experienced staff;

       1.2 provide relevant class and site training for new employees, to train them to be qualified employees for their duties;

       1.3 ensure the continuity of training programs, the staff training shall include safety measures, O & M procedures, and establish relevant examination and promotion system;

       1.4 provide other necessary services related to recruitment and training.

       2           Operation of Power Plant

       2.1 Anhui Power shall maintain, operate, commission and inspect the Power Plant:

                    1) to enable the Power Plant to be in good condition during the term of the Joint Venture;

                    2) to maintain high availability and efficiency of generation facilities of the Power Plant;

                    3) to minimize the occurrence of accidents and damages, and in case of accidents and damages, to minimize their duration.

       2.2 provide to the Joint Venture, on a timely basis and at regular intervals, reports on operation, repairs, tests, maintenance and examination of the Units;

       2.3 carry out the performance test stipulated by the Ministry of Electric Power for similar coal-fired power plants;

       2.4 guarantee that the Power Plant shall abide by all applicable laws, regulations, safety rules and other stipulations.

       2.5 perform relevant obligations and responsibilities of the Joint Venture related to operation of the Power Plant as stipulated in the "Interconnection Contract" and "Dispatch Contract"; if any reduction of power generation occurs due to the responsibility of Anhui Power, Anhui Power shall indemnify the Joint Venture from losses incurred by such reductions. As an operator of the Power Plant, Anhui Power shall indemnify the Joint Venture for any penalties under the relevant provisions of this Contract;

       2.6 be responsible for daily maintenance, overhauls and repairs, and planned or emergency maintenance;

       2.7 make annual generation and maintenance plan in accordance with the "Operation and Offtake Contract" and implement the same;

       2.8 dispose of all the unnecessary materials and wastes of the Power Plant.

       3           Management

                   Anhui Power shall

       3.1 keep the Power Plant in good operation condition and appropriate level of spare parts reservation according to good operational practices of similar coal-fired power plants;

       3.2         be responsible for management of maintenance of the Power
                   Plant;

       3.3 in the event of any emergency or unusual event affecting the normal operation of the Power Plant, take all necessary actions to minimize injury to persons and damage to the Power Plant and, immediately report to the Joint Venture the nature of such emergency or unusual event.

       4           Procurement

                   Anhui Power shall

       4.1 check regularly needs of spare parts, consumable and materials of the Power Plant (considering the designed life of equipment, actual maintenance records and any technical specification changes), and, draw out corresponding plans and do the purchase according to these plans;

       4.2 be responsible for organizing the coal supply, and ensure enough fuel for continuous, steady and safe operation of the Power Plant, at least to meet the needs of production of the Minimum Generation Quantity.

       5           Statements and reports

                   Anhui Power shall, before delivery of the first Unit, provide suggestions on forms of the following daily, monthly and annual reports, and determine the forms in consultation with the Joint Venture.

       5.1         Daily reports

                   Anhui Power shall provide the Joint Venture with daily reports on daily operation of the Power Plant, including without limitation the following items:

                      1)       net generation volume of each Unit;

                      2)       coal consumption of each Unit;

                      3) causes for deviation of each Unit from the daily load curve;

                      4) description of emergencies or unusual events resulting in deduction of power generation and injuries.

       5.2         Monthly reports

                   Anhui Power shall, within the first 10 days of each month, provide to the Company a monthly report on the performance of the Units for the previous month. The report shall include, but not be limited to the following:

                   1) statistical statement on operation in the form required by the Ministry of Electric Power;

                   2) major repair and maintenance activities carried out during the previous month, and those planned for the next month;

                   3) expenses of the previous month and those planned for the next month;

                   4) statistical statement of safety record during the previous month;

                   5) summary of unusual events and emergencies during the previous month, and measures already taken by Anhui Power to mitigate the effects of same.

       5.3         Annual Report

                      Anhui Power shall, within 60 days after the end of each calendar year, submit to the Joint Venture an annual report of such calendar year. The annual report shall include but not be limited to the following:

                      1)  annual operational data;

                      2)  annual repair and maintenance data;

                      3)  annual safety record and statistics of accidents;

                      4)  annual financial statement;

                      5)  summary of any disputes relating to the Power Plant;

                      6)  environmental monitoring;

                      7)  other data at reasonable request of the Joint Venture.

       5.4         Other reports

                      Anhui Power shall provide:

                      1) a report on safety status of the Power Plant, with data on personal and material damages, as required by relevant authority;

                      2)  other reports at reasonable request of the Joint
                          Venture.

       6           Access to the Power Plant

       6.1 Anhui Power shall provide all necessary working and living facilities to the resident representatives of the Joint Venture in the Power Plant.

       6.2 Anhui Power shall allow representatives or consultants from the Joint Venture to inspect and monitor the operation of the Power Plant at any time.

       6.3 Anhui Power shall, upon request of the Joint Venture, allow the Joint Venture or its representatives to have access at any time to any information, data and records held by Anhui Power.

       7           Other responsibility

                   Anhui Power shall be responsible for responding to other requests from relevant authorities concerning the Power Plant.

       Appendix IV         Coal Specifications and Permissible Deviation Range


           Item                          Spec.                   Deviation
           ----                          -----                   ---------

           carbon (%)                    52                      +/-3

           hydrogen (%)                  3.2                     +/-0.3

           nitrogen (%)                  1.24                    +/-0.1

           sulphur (%)                   0.45                    +/-0.03

           oxygen (%)                    3.4                     +/-0.5

           ash (%)                       28                      +/-4

           water content (%)             8.45                    +/-0.05

           fixed water (%)               1.52                    +/-0.20

           vaporized substances (%)      16                      +/-1

           low heat value (Kcal kg)      5000                    +/-300

           ash melting point             t1,t2,t3)1500C          t1,t2,t3)1500C

           grindability (%)              80                      +/-1

 Ash Components:

           SiO2                          47.21                   +/-1

           TiO2                          1.67                    +/-1.7

           Al2O3                         35.37                   +/-1

           Fe2O3                         4.71                    +/-0.2

           MgO                           1.26                    +/-0.01

           CaO                           2.42                    +/-0.1

           Na2                           O1.57                   +/-0.12

           K2O                           1.57                    +/-0.03

 Dust, Electric Resistance Ratio

           27C                           5.28x109                ohm/cm

           100C                          2.44x1012               ohm/cm

           120C                          3.03x1012               ohm/cm

           150C                          3.60 x1012              ohm/cm

           180C                          2.19x1012               ohm/cm

 NO IMPURITIES: no impurities shall be contained in the coal delivered, including without limitation bones, stones, pieces of iron and wood. No oil or other substances shall be added to the coal in order to change its heat value without prior consent from the Buyer.

       Appendix V         Necessary Insurance

            1         Third Party Liability

            2         Life injury and Medical Care

            3         Enterprise Property (Substitute Value)

            4         Vehicles (Vehicles and the Third Party Liability)

            5         Owner Liability

            6         Profit Loss

            7         Marine Cargo

            8         Construction and Installation

            9         Water Transport and Land Transport Cargo

            10 Boiler and Machinery (including construction and operation periods)

[***] Filed separately with the Commission pursuant to a request for confidential treatment.


 Appendix VI     Common Auxiliary Facilities Utilization and Management









                                       [***]

                                   Appendix A


                    List and Description of Common Facilities

 1      Coal Pier

 2      Coal Transportation Passage

 3      Civil Construction of Circulating Pump House and Water Leading Pipe

 4      Ash Removal Tunnel and Pipe

 5      Civil Construction of the Grid Control Room

 6      Water Treatment Chamber

 7      Coal Transportation Central Room

 8      Coal Pool, Dry Coal Bunker and Impeller

 9      Land of Main Production Building

 10     Auxiliary Production Facilities

 11     Welfare (including Dormitories, Guest House and Dinning Hall)

 12 Other Public Facilities (including Bathing Rooms, Nursery, Kindergarten, Administration Building, Recreation Center and Entry Access)